Exhibit 5.9

Consent of Porfirio Cabaleiro Rodriguez

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "São Jorge Gold Project, Pará State, Brazil: Independent Technical Report on Mineral Resources", dated effective May 31, 2021; and (ii) the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by GoldMining Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Porfirio Cabaleiro Rodriguez, BSc (Eng), FAIG
Porfirio Cabaleiro Rodriguez, BSc (Eng), FAIG
GE21 Consultoria Mineral Ltda
Dated: November 24, 2023